Exhibit 10.9

NSTAR

Amended and Restated Change in Control Agreement

AGREEMENT, made as of the 15th day November, 2007, by and between James J. Judge (“Executive”) and NSTAR (the “Company”).

WITNESSETH

WHEREAS, the Board of Trustees of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under the circumstances described below to the Executive and other executives who are responsible for the policy-making functions of the Company and/or one or more of its subsidiaries and the overall viability of the business of the Company and its subsidiaries; and

WHEREAS, the Board recognizes that the possibility of a Change in Control of the Company is unsettling to such executives and desires to make arrangements at this time to help assure their continuing dedication to their duties to the Company and its shareholders, notwithstanding any attempts by outside parties to gain control of the Company; and

WHEREAS, the Board believes it important, should the Company receive proposals from outside parties, to enable such executives, without being distracted by the uncertainties of their own employment situation, to perform their regular duties, and where appropriate to assess such proposals and advise the Board as to the best interests of the Company and its shareholders and to take such other action regarding such proposals as the Board determines to be appropriate; and

WHEREAS, the Board also desires to demonstrate to the executives that the Company is concerned with their welfare and intends to provide that loyal executives are treated fairly;

WHEREAS, the Board wishes to assure that executives of the Company receive fair and competitive severance benefits and receive fair severance should any of their employment with the Company or its subsidiaries terminate in specified circumstances following a Change in Control of the Company and to assure executives of other benefits upon a Change in Control;

WHEREAS, the parties previously entered into a Change in Control Agreement dated February 15, 2007; and

WHEREAS, the parties now wish to amend and restate such Agreement, effective January 1, 2008, to conform with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. In the event that any individual, corporation, partnership, company, or other entity (“Person”), which term shall include a “group” (within the meaning of section 13(d) of the Securities Exchange Act of 1934 (the “Act”)), begins a tender or exchange offer, circulates a proxy to the Company’s shareholders, or takes other steps to effect a “Change in Control” (as defined in Exhibit A attached hereto and made a part hereof), the Executive agrees not to voluntarily leave the employ of the Company and will render the services contemplated in the recitals to this Agreement until such Person has terminated the efforts to effect a Change in Control or until a Change in Control has occurred.

2. If, within 24 months following a Change in Control (the “Post Change in Control Period”) the Executive separates from service with the Company or one of the Company’s subsidiaries because the Company terminates the Executive’s employment for any reason other than for “Cause” or “Disability” (as defined in paragraph 4 below), or as a result of the Executive’s death, or because the Executive terminates such employment for Good Reason (as defined in paragraph 5 below):

(a)

the Company will pay to the Executive a lump sum cash payment equal to the sum of (i) the Executive’s annual base salary (“Annual Base Salary”) through the date of such separation from service to the extent not theretofore paid, (ii) a prorated portion of the target award payable under the Company’s Executive Annual Incentive Compensation Plan, or any comparable or successor plan (the “Annual Plan”) determined by calculating the product of (A) the target bonus award payable for the fiscal year in which the date of termination occurs under the Annual Plan, times (B) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination of employment, and the denominator of which is 365, (iii) a prorated portion of the target award payable under any long-term performance or incentive plan (the “Long-Term Plan”) for the performance period ending on the last day of the fiscal year during which the date of separation from service occurs determined by calculating the product of (A) the target award payable for such performance period and (B) a fraction, the numerator of which is the number of days in the current performance period through the date of termination, and the denominator of which is the actual number of days in the performance period (provided that if any awards are expressed in shares of common stock rather than cash, the Company will pay the cash equivalent of such awards based on the closing price per share as reported in the Wall Street Journal (Eastern Edition) New York Stock Exchange Composite Transactions determined on the date prior to the date of the Change in Control or the average per share price for the 10 trading days preceding the date of the Change in Control (whichever is higher)) and (iv) any compensation for the fiscal year in which the date of separation from service occurs previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. The portion of such payment which does not exceed the lesser of two times the Executive’s annualized compensation or two times the Code section 401(a)(17) limit and is therefore exempt from Code section 409A (the “409A Threshold”) will be paid within 30 days of the Executive’s separation from service. Any amount in excess of the 409A Threshold (taking into account any other separation pay paid to the Executive) will be paid on the first day of the seventh month after the Executive’s separation from service; and

(b)	any stock, stock option or cash awards granted to the Executive by the Company that would have become vested upon continued employment by the Executive shall immediately vest in full notwithstanding any provision to the contrary of such grant and shall remain exercisable until the earlier of the fifth anniversary of such termination and the latest date on which such grant could have been exercised; and

(c)	the Company will pay to the Executive a lump sum cash payment equal to three times: (A) the amount of the Executive’s Annual Base Salary at the rate in effect immediately prior to the date of separation from service or at the rate in effect immediately prior to the Change in Control, whichever is higher, and (B) the amount of the actual bonus paid to the Executive under the Annual Plan for the most recently completed fiscal year ended before the Change in Control, or the target bonus payable under the Annual Plan for the fiscal year during which the separation from service occurs, whichever is higher. The portion of such payment which does not exceed the 409A Threshold (taking into account any other separation pay paid to the Executive) will be paid to the Executive within 30 days of the Executive’s separation from service and the remainder (if any) will be paid on the first day of the seventh month after such separation from service; and

(d)

the Company will pay to the Executive on the first day of the seventh month after such separation from service a lump-sum cash payment equal to the full balance standing to the Executive’s credit with the Company under any and all deferred compensation plans or arrangements and the lump-sum actuarial equivalent of the Executive’s accrued benefit under any supplemental retirement plan or arrangement (a “SERP”) in which the Executive participates (the sum of the amounts described in subsections (a) and (d) shall be hereinafter referred to as the

“Accrued Obligations”), which payments shall be in lieu of any amounts otherwise payable to the Executive under any such plans; and

(e)	the Company will pay to the Executive on the first day of the seventh month after such separation from service, an amount equal to the excess of (i) the lump sum actuarial equivalent of the accrued benefit under (a) the Company’s qualified defined benefit pension plan (the “Pension Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Pension Plan immediately prior to the date of the Change in Control), and (b) any SERP which the Executive would receive if the Executive’s employment continued for three years after the date of separation from service assuming for these purposes that all accrued benefits are fully vested, and further assuming that the Executive’s annual compensation for purposes of determining benefits under the Pension Plan and SERP (“Covered Compensation”) in each of the three years is at least equal to the higher of the Executive’s annual rate of Covered Compensation for the most recently completed fiscal year ending prior to the date of the Change in Control or the year in which the Change in Control occurs, over (ii) the lump sum actuarial equivalent of the Executive’s actual accrued benefit (paid or payable), if any, under the Pension Plan and the SERP (including SERP payments made under subparagraph (d) above) as of the date of separation from service; and

(f)	the Executive, together with the Executive’s dependents, will continue following such separation from service to participate fully at the Company’s expense in all welfare benefit plans, programs, practices and policies, including without limitation, life, medical, disability, dental, accidental death and travel insurance plans, maintained or sponsored by the Company immediately prior to the Change in Control, or receive substantially the equivalent coverage from the Company, until the longer of the third anniversary of such separation from service or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for any retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the date of separation from service and to have retired on the last day of such period; and

(g)	to the extent not theretofore paid or provided for, the Company shall, within 30 days of such termination of employment, pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (“Other Benefits”); and

(h)	the Company will promptly reimburse the Executive for any and all legal fees and expenses (including, without limitation, stenographer fees, printing costs, etc.) incurred by the Executive as a result of such termination of employment, including without limitation all fees and expenses incurred to enforce the provisions of this Agreement or contesting or disputing that the termination of the Executive’s employment is for Cause or other than for Good Reason (regardless of the outcome thereof); provided, however, that (i) in no event shall any amount of reimbursement be paid to the Executive for expenses incurred after the fifth year after the year in which such termination from employment occurs; (ii) the reimbursement shall be paid by the fifteenth day of the third month following the year in which such legal fee or expense was incurred; and (iii) this right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything herein to the contrary, to the extent that any payment or benefit provided for herein is required to be paid or vested at any earlier date under the terms of any plan, agreement or arrangement, such plan, agreement or arrangement shall control.

3. Death, Disability, Cause, Other Than For Good Reason.

(a)	Death. If the Executive separates from service during the Post Change in Control Period by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of death.

(b)

Disability. If the Executive separates from service during the Post Change in Control Period by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the date of separation from service. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the

Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. If the Company determines in good faith that the Disability of the Executive has occurred during the Post Change in Control Period, it may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s separation from service with the Company shall be effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days of such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(c)	Cause. If the Executive separates from service because the Company terminates the Executive’s employment for Cause (as defined in Section 4 below) during the Post Change in Control Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Executive (A) the Executive’s Annual Base Salary through the date of termination, (B) the amount of any compensation previously deferred by the Executive, and (C) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily separates from service during the Post Change in Control Period, excluding a termination of employment for Good Reason, this Agreement shall terminate without further obligations to the Executive other than for Accrued Obligations and the timely payment or provisions of Other Benefits.

In either case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the date of the separation from service.

4. “Cause” means only: (a) commission of a felony or gross neglect of duty by the Executive which is intended to result in substantial personal enrichment of the Executive at the expense of the Company, (b) conviction of a crime involving moral turpitude, or (c) willful failure by the Executive of the Executive’s duties to the Company which failure is deliberate on the Executive’s part, results in material injury to the Company, and continues for more than 30 days after written notice given to the Executive pursuant to a two-thirds vote of all of the members of the Board at a meeting called and held for such purpose (after reasonable notice to the Executive) and at which meeting the Executive and the Executive’s counsel were given an opportunity to be heard, such vote to set forth in reasonable detail the nature of the failure. For purposes of this definition of Cause, no act or omission shall be considered to have been “willful” unless it was not in good faith and the Executive had knowledge at the time that the act or omission was not in the best interest of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or another senior officer of the Company or based on the advice of counsel of the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.

5. The Executive may terminate the Executive’s employment for Good Reason if the Executive provides the Company with a Notice of Termination within 90 days of the initial existence of one of the following conditions arising without the Consent of the Executive:

(a)	The assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control; or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(b)	Any material reduction in the Executive’s rate of Annual Base Salary for any fiscal year, or material reduction in the Executive’s total cash and stock compensation opportunities, including salary and incentives, for any fiscal year (for this purpose, such opportunities shall be deemed reduced if the objective standards by which the Executive’s incentive compensation measured become more stringent or the amount of such compensation is materially reduced on a discretionary basis from the amount that would be payable solely by reference to the objective standards); or

(c)	Failure of the Company to continue in effect any retirement, life, medical, dental, disability, accidental death or travel insurance plan, in which the Executive was participating immediately prior to the Change in Control unless the Company provides the Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely effect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(d)	The Company requires the Executive to be based at any office or location outside the Greater Boston Metropolitan Area or the Company requires the Executive to travel on Company business to a substantially greater extent than required immediately prior to the date of Change in Control; or

(e)	Any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(f)	Any failure by the Company to comply with and satisfy Section 8 of this Agreement.

For purposes of this Section 5, any good faith determination of Good Reason made by the Executive shall be conclusive. The Company shall have 30 days from the receipt of the Notice of Termination to cure the event specified in the Notice and, if the Company fails to so cure the event, the Executive’s employment shall terminate for Good Reason on the first day following the expiration of such 30-day cure period. The Executive’s termination of employment for Good Reason hereunder is intended to be an involuntary separation from service for purposes of Code section 409A and shall be construed accordingly.

6. Notwithstanding any provision of this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company or one of the Company’s subsidiaries the Executive is a specified employee as hereinafter defined, any and all amounts payable under this Agreement in connection with such separation from service that constitute deferred compensation subject to section 409A of the Code, as determined by the Company in its sole discretion, shall be made or commence on the first day of the seventh month following the Executive’s termination of employment. For purposes of the preceding sentence, the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of section 409A of the Code and the regulations thereunder.

7. If any payment or benefit received by the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax), the Company will pay to the Executive an additional amount in cash (the “Additional Amount”) equal to the amount necessary to cause the aggregate payments and benefits received by the Executive, including such Additional Amount (net of all federal, state, and local income taxes and all taxes payable as a result of the application of Sections 280G and 4999 of the Code and including any interest and penalties with respect to such taxes) to be equal to the aggregate payments and benefits the Executive would have received, excluding such Additional Amount (net of all federal, state and local income taxes) as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

Following the termination of the Executive’s employment, the Executive may submit to the Company a written opinion (the “Opinion”) of a nationally recognized accounting firm, employment consulting firm, or law firm selected by the Executive setting forth a statement and a calculation of the Additional Amount. The determination of such firm concerning the extent of the Additional Amount (which determination need not be free from doubt), shall be final and binding on both the Executive and the Company. The Company will pay to the Executive the Additional Amount not later than 10 days after such firm has rendered the Opinion. The Company agrees to pay the fees and expenses of such firm in preparing and rendering the Opinion.

If, following the payment to the Executive of the Additional Amount, the Executive’s liability for the excise tax imposed by Section 4999 of the Code on the payments and benefits received by the Executive is finally determined (at such time as the Internal Revenue Service is unable to make any further adjustment to the amount of such liability) to be less than the amount thereof set forth in the Opinion, the Executive shall reimburse the Company, without interest, in an amount equal to the amount by which the Additional Amount should be reduced to reflect such decrease in the actual excise tax liability. The calculation of such reimbursement shall be made by a nationally recognized accounting firm, an employment consulting firm, or a law firm selected by the Executive, whose determination shall be binding on the Executive and the Company and whose fees and expenses therefor shall be paid by the Company.

8. In the case of any dispute under this Agreement, the Executive may initiate binding arbitration in Boston, Massachusetts, before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at the Executive’s election, institute judicial proceedings, in either case within 90 days of the effective date of the Executive’s termination or, if later, the Executive’s receipt of notice of termination, or such longer period as may be reasonably necessary for the Executive to take such action if illness or incapacity should impair the Executive taking such action within the 90-day period. The Company shall not have the right to initiate binding arbitration, and agrees that upon the initiation of binding arbitration by the Executive pursuant to this paragraph 8 the Company shall cause to be dismissed any judicial proceedings it has brought against the Executive relating to this Agreement. The Company authorizes the Executive from time to time to retain counsel of the Executive’s choice to represent the Executive in connection with any and all actions, proceedings, and/or arbitration, whether by or against the Company or any trustee, officer, shareholder, or other person affiliated with the Company, which may affect the Executive’s rights under this Agreement. The Company agrees (i) to pay the fees and expenses of such counsel, (ii) to pay the cost of such arbitration and/or judicial proceeding, and (iii) to pay interest to the Executive on all amounts owed to the Executive under this Agreement during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at the prime rate for corporate loans by the nation’s largest banks as published from time to time under “Money Rates” in the Wall Street Journal, Eastern Edition.

In addition, notwithstanding any existing prior attorney-client relationship between the Company and counsel retained by the Executive, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between the Executive and such counsel.

9. If the Company is at any time before or after a Change in Control merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets (the “Successor Entity”), and this paragraph 9 will apply in the event of any subsequent merger or consolidation or transfer of assets. The Company will require any such Successor Entity to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such transaction had taken place. As used in this Agreement, Company shall mean the Company as hereinbefore defined and any Successor Entity which assumes and agrees to perform this Agreement by operation of law or otherwise.

In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Executive’s right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to the executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

In the event of any merger, consolidation, or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

10. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) except as provided in Section 5 above, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the effective date of the Disability, as the case may be.

11. All payments required to be made by the Company hereunder to the Executive or the Executive’s dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

12. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by the Executive from other employment.

13. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause; provided that the Executive shall have the right to receive upon termination of employment the payments and benefits provided in this Agreement and shall not be deemed to have waived any rights that the Executive may have either at law or in equity in respect of such discharge.

14. No amendment, change, or modification of this Agreement may be made except in writing, signed by both parties.

15. This Agreement shall terminate on the third anniversary of the date hereof, provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (each such date hereinafter referred to as a “Renewal Date”), unless previously terminated, the term of this Agreement shall be automatically extended so as to terminate three years from such Renewal Date, unless at least sixty days prior to the Renewal Date the Company shall give notice to the Executive that the term of this Agreement shall not be so extended. This Agreement shall not apply to a Change in Control which takes place after the termination of this Agreement.

Payments made by the Company pursuant to this Agreement shall be in lieu of severance payments, if any, which might otherwise be available to the Executive under any severance plan, policy, program or arrangement generally applicable to the employees of the Company. If for any reason the Executive receives severance payments (other than under this Agreement) upon the termination of employment with the Company, the amount of such payments shall be deducted from the amount paid under this Agreement. The purpose of this provision is solely to avert a duplication of benefits; neither this provision nor the provisions of any other agreement shall be interpreted to reduce the amount payable to the Executive below the amount that would otherwise have been payable under this Agreement.

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s executors, administrators, legal representatives, and assigns, and the Company and its successors.

The validity, interpretation and effect of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts. Any ambiguities in this Agreement shall be construed in favor of the Executive.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to the Executive, the Executive’s dependents, beneficiaries, or estate provided for in this Agreement.

No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate.

No right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	James J. Judge
30 Cushing Hill Road
Hanover, MA 02339

If to the Company:	NSTAR
800 Boylston Street, 17th Floor
Boston, MA 02199

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

The name “NSTAR” means the trustee or trustees for the time being (as trustee or trustees but not personally) under a Declaration of Trust dated April 20, 1999, as amended from time to time, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of State of The Commonwealth of Massachusetts. Any obligation, agreement, or liability made, entered into, or incurred by or on behalf of NSTAR binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

IN WITNESS WHEREOF, NSTAR and the Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

NSTAR

By:	/s/ TIMOTHY R. MANNING
Name:	Timothy R. Manning
Senior Vice President – Human Resources

/s/ JAMES J. JUDGE
Name:	James J. Judge
Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT A

Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean:

(a)	The acquisition by any Person (or more than one Person acting as a group) of ultimate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the then outstanding common shares (or shares of common stock) of Parent (the “Outstanding Parent Common Shares”) or (ii) 30% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of trustees (or directors) (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent or any affiliate of Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent, the Company or any affiliate of Parent or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Exhibit A; or

(b)	Individuals who, as of the date hereof, constitute the Board of Trustees of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a trustee (or director) subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the trustees (or directors) then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees (or directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such board; or

(c)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination 50% or more of, respectively, the then outstanding common shares (or shares of common stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees (or directors), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or the Company or such entity resulting from such Business Combination) ultimately beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common shares or shares of common stock of the entity resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of trustees (or board of directors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Trustees of the Parent, providing for such Business Combination; or

(d)	Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

For purposes of this Appendix A, the term “Parent” shall mean NSTAR, or, if any entity shall own, directly or indirectly through one or more subsidiaries, more than 50% of the outstanding common shares of NSTAR, such entity.